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                                                                  Exhibit (11)


                       PHH CORPORATION AND SUBSIDIARIES
                       --------------------------------

         INFORMATION USED IN THE COMPUTATION OF NET INCOME PER SHARE
                      (thousands except per share data)

                               ---------------

                                Nine Months Ended January 31,
                                -----------------------------
                                         1994          1993
                                ------------- -------------

NET INCOME - as reported              $46,403       $39,794
                                ------------- -------------
                                ------------- -------------

Weighted average number of
shares outstanding                     17,368        16,955
Give effect to the exercise of
dilutive options determined
under the treasury stock method           390           283

Reflect the period-end market
price when greater than the
average market price during the
quarter                                    37            58
                                ------------- -------------

Number of shares used in the
computation of net income per
share                                  17,795        17,296
                                ------------- -------------
                                ------------- -------------

NET INCOME PER SHARE                    $2.61         $2.30
                                ------------- -------------
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